UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 23, 2008

Swank, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-5354

Delaware (State or other jurisdiction of incorporation or organization)	04-1886990 (IRS Employer Identification Number)

90 Park Avenue New York, NY (Address of principal executive offices)	10016 (Zip code)

(212) 867-2600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 23, 2008, Swank, Inc. (the “Company”) entered into new Termination Agreements (the “Termination Agreements”), effective as of November 1, 2008, with each of Messrs. John Tulin, Eric P. Luft, Melvin Goldfeder, and Jerold R. Kassner. These Termination Agreements replace the existing Termination Agreements between the Company and each of these officers. Each Termination Agreement expires on October 31, 2011, but contains an automatic annual extension on each October 31 extending the term of the Termination Agreements for an addition year unless either party gives 30 days written notice prior to the then current expiration date that there shall be no extension. The current form of Termination Agreement primarily was adopted to comply with the new deferred compensation rules of Internal Revenue Code Section 409A.

Each Termination Agreement provides that in the event of a Change of Control (as defined in the Termination Agreement), followed by the occurrence of certain events, including a significant change in the duties or powers of the officer party to the Termination Agreement, that officer may within 2 years thereafter terminate his employment and receive a lump-sum payment equal to 2.99 times the officer’s “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended). A “Change of Control” will be considered to have occurred if (i) there has occurred a change in control as the term “control” is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of the Termination Agreement; (ii) when any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), except for an employee stock ownership trust (or any of the trustees thereof) of the Company becomes a beneficial owner, directly or indirectly, of securities representing twenty-five (25%) percent or more of the Company’s then outstanding securities having the right to vote on the election of directors; (iii) during any period of not more than two (2) consecutive years (not including any period prior to the execution of the Termination Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with us to effect a transaction described in clauses (i), (ii), (iv), (v), (vi) or (vii)) whose election by the Board or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least seventy-five (75%) percent of the entire Board of Directors; (iv) when a majority of the directors elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting) are not individuals nominated by our incumbent Board of Directors; (v) if our stockholders approve a merger or consolidation with any other corporation, other than a merger or consolidation which would result in the holders of our voting securities outstanding immediately prior thereto being the holders of at least eighty (80%) percent of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; (vi) if stockholders approve a plan of complete liquidation of the Company; or (vii) if stockholders approve an agreement for the sale or disposition of all or substantially all of our assets. However, no Change in Control will be considered to have occurred as a result of the event specified in clauses (i) – (v) if John Tulin shall remain as the chief executive officer of the Company.

This description of the Termination Agreements is qualified in its entirety by reference to the complete text of the form of Termination Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1	Form of Termination Agreement between the Company and each of John Tulin, James Tulin, Eric P. Luft, Melvin Goldfeder, and Jerold R. Kassner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2008	SWANK, INC.

	By:	/s/ Jerold R. Kassner
Jerold R. Kassner, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Termination Agreement between the Company and each of John Tulin, James Tulin, Eric P. Luft, Melvin Goldfeder, and Jerold R. Kassner.